Exhibit 99.1

     New Mexico Software continues to make progress with debt reduction

          Company plans to release new software version on time

Albuquerque, NM, September 30, 2003 -- New Mexico Software, Inc. (OTCBB:
NMXS) a leading provider of next generation digital asset management solutions, announced today that it continues to make progress eliminating most short term debt.

New Mexico CEO Dick Govatski said, "The third quarter revenues have allowed us to catch up on past due accounts payable. We have settled most of our short term debt and the company is paying its bills on time."

In other news, the company is continuing its advertising campaign in Forbes. The latest issue (October 6, 2003) of Forbes features the 400 Richest People in America and the company is advertising its Digital Filing Cabinet.

The company is also planning to release version 2.5 of the Digital Filing Cabinet on time on Friday, October 3, 2003 during the company's open house. This major release includes multiple new features and technology. CEO Govatski commented, "The company's product strategy is being well received nationally by Toshiba copier dealers and other resellers. We are seeing surprisingly strong interest in the product in the financial services industry including NASD broker/dealers."

About New Mexico Software
New Mexico Software is a leading provider of next generation digital asset management solutions. NMXS is the only public company providing full professional services for companies to better digitize, encode, store, manage, license, and distribute digital files with 100% owned and operated software. The company offers two software products including the Digital Filing Cabinet, and AssetWare(TM), which provides enterprise-level digital asset management.

For more information contact Dick Govatski, (505) 255-1999, ceo@nmxs.com

To be placed on an email alert for news about the company, contact Frank Hawkins or Julie Marshall, Hawk Associates (305) 852-2383 or via email at info@hawkassociates.com

For an online investor relations kit, go to http://www.hawkassociates.com

For more information on New Mexico Software go to http://www.nmxs.com

The foregoing press release contains forward-looking statements including statements regarding the company's expectation of its future business. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the company's control. Actual results could differ materially from these forward-looking statements.